EXHIBIT 99.2



                    BIOGRAPHY OF JERRIE F. ECKELBERGER



     Jerrie F. Eckelberger, age 52, is an investor, real estate developer and attorney who has practiced law in the State of Colorado for 25 years. Mr. Eckelberger serves as a director of Delta Petroleum Corporation, a public company which is the approximate 92% majority owner of Amber Resources Company. He graduated from Northwestern University with a Bachelor Arts Degree in 1966 and received his Juris Doctor Degree in 1971 from the University Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the eighteenth Judicial District Attorney's Office in Colorado . After spending two years in the litigation department of a Denver law firm, he founded Eckelberger & Associates which he is still the principal member. From 1982 to 1992 Mr. Eckelberger was the senior partner of Eckelberger & Feldman, a law firm with offices in Englewood, Colorado. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. He is presently the President and Chief Executive Officer of 1998, Ltd., a Colorado corporation actively engaged in the development of real estate in Colorado. He is the Managing Member of The Francis Companies, L.L.C., a Colorado Limited Liability Company, which actively invests in real estate. Additionally, Mr. Eckelberger is the General Partner of 2003 Limited, a Colorado Limited Partnership, specializing in real estate development.